Exhibit 10.38

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LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of this 30th day of December, 2014, between ARE-East River Science Park, LLC a Delaware limited liability company (“Landlord”), and Immune Pharmaceuticals, Inc., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Address:	430 East 29th Street, New York, New York, 10016.

Premises:	That portion of the Project, known as Suite 940, containing 2,175 rentable square feet (as determined by Landlord and accepted for all purposes by Tenant), on the 9th floor in the Building in the Science Hotel® (the “Premises”), in the 418,639 rentable square foot West Tower (the “Building”) of the of the Alexandria Center™ for Life Science – New York City (“Alexandria Center”), as shown on Exhibit A.

Shared Work Area:	That portion of the Building on the ninth floor, as shown on Exhibit N.

Project:	The Alexandria Center, including the Land, all buildings (including the Building) and other improvements located (or to be located) thereon and appurtenances thereto.

Base Rent:	$16,675.00 per month ($200,100.00 per annum), which Base Rent amount shall include all in-suite utilities for Suite 940.

Building:	The West Tower of the Project.

Building’s Share:	The proportionate share of the Project attributed to the Building, which shall be the ratio of the total rentable square feet then in the Building to the total rentable square feet then in the Project, as determined by Landlord from time to time (which proportionate share currently is determined by Owner to be 57.53%). Landlord agrees to notify Tenant of changes in the Building’s Share.

Land:	That certain real property more particularly described on Exhibit B.

Tenant’s Share:	0.5195%.

Tenant’s Share (SWA):	7.0153%

Security Deposit:	Unconditional and irrevocable letter of credit, as more particularly described on Exhibit J attached hereto, naming Landlord as beneficiary, to be delivered by Tenant on the date hereof, in form, and from a bank, acceptable to Landlord, in the amount of $100,050.00.

Target Commencement Date:	February 1, 2015.

Rent Commencement Date:	3 months following the Commencement Date.

Rent Adjustment Percentage:	3.5%

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Base Term:	Beginning on the Commencement Date and ending 63 months from the first day of the first full calendar month of the Term (as defined in Section 2) hereof.

Permitted Use:	Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 8 hereof.

Address for Rent Payment via Regular Mail:	Address for Rent Payment via Overnight Courier:
P.O. Box 975383 Dallas, TX 75397-5383 Wire/ACH Payment Information:	JP Morgan Chase Alexandria Real Estate Equities Lockbox 975383 TX1-0006 14800 Frye Road Fort Worth, TX 76155

Bank Name:	JPMorgan Chase Bank NA
Bank Address:	201 N. Central Ave.
Phoenix, AZ 85004
Account Name:	ARE-East River, LLC
Account Number:
Wire ABA Number:
ACH ABA Number:

Tenant’s Notice Address:	Landlord’s Notice Address:
1 Broadway, 14th Floor Cambridge, MA 02142 Attention: Dr. Daniel Teper, CEO	385 East Colorado Blvd., Suite 299 Pasadena, CA 91101 Attention: Corporate Secretary

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[ ] EXHIBIT A - PREMISES DESCRIPTION	[ ] EXHIBIT B – LEGAL DESCRIPTION OF PROJECT
[ ] EXHIBIT C - [INTENTIONALLY OMITTED]	[ ] EXHIBIT D – ACKNOWLEDGEMENT OF COMMENCEMENT DATE
[ ] EXHIBIT E - RULES AND REGULATIONS	[ ] EXHIBIT F - TENANT’S PERSONAL PROPERTY
[ ] EXHIBIT G – [INTENTIONALLY OMITTED]	[ ] EXHIBIT H – [INTENTIONALLY OMITTED]
[ ] EXHIBIT I – [INTENTIONALLY OMITTED]	[ ] EXHIBIT J – FORM OF LETTER OF CREDIT
[ ] EXHIBIT K – [INTENTIONALLY OMITTED]	[ ] EXHIBIT L – OPEN SPACE DESCRIPTION
[ ] EXHIBIT M – SUPERIOR INSTRUMENT EXCERPTS	[ ] EXHIBIT N - SHARED WORK AREA
[ ] EXHIBIT O - SHARED WORK SYSTEMS

1.          Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Tenant shall have a license, on a non-exclusive basis in common with other tenants and users of the Project, to use all of the Building’s public hallways, lobbies, fitness center, corridors and passages and the Building’s public stairways as “Common Areas” from time to time, in accordance with the Rules and Regulations applicable thereto and all Legal Requirements; but “Common Areas” shall not include any area within the Premises or any other leased or leasable area of the Project, and such access and use shall be subject to the terms of the Superior Instruments (as defined in Section 28). Landlord reserves the right to modify, from time to time, the Project, the Building, the Open Space and the Common Areas, provided that such modifications do not materially adversely affect Tenant's use of the Premises for the Permitted Use. No vault or cellar is leased hereunder, anything to the contrary indicated elsewhere in this Lease notwithstanding. As used herein, the term “Open Space” shall mean the portion of the Project that will be subject to a permanent and perpetual public use and access easement, of a location and size substantially as shown on Exhibit L, or otherwise in accordance with the Declaration (Corrective) dated December 29, 2006 by ARE – East River Park, LLC, recorded February 20, 2007 at CRFN 2007000094401, as the same may be modified from time to time.

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2.          Delivery; Acceptance of Premises; Commencement Date. Landlord shall use commercially reasonable efforts to deliver the Premises and the ninth floor portion of the Shared Work Area to Tenant in accordance with the terms of this Lease on or before the Target Commencement Date ("Delivery" or "Deliver"). If Landlord fails to timely Deliver the Premises and the ninth floor portion of the Shared Work Area, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable or subject to termination except as provided herein. If Landlord does not Deliver the Premises and the ninth floor portion of the Shared Work Area within 60 days of the Target Commencement Date for any reason other than Force Majeure delays and Tenant delays, this Lease may be terminated by Landlord or Tenant by written notice to the other, and if so terminated by either: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the term "Force Majeure" shall have the meaning set forth for such term in Section 35. If neither Landlord nor Tenant elects to void this Lease within 5 business days of the lapse of such 60 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect. Tenant expressly waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or under any present or future statute of similar import then in force and further expressly waives the right to recover any damages, direct or indirect, which may result from Landlord’s failure to deliver possession of the Premises by the Target Commencement Date or to grant access to certain portions of the Premises prior to the Target Commencement Date as permitted hereunder. Tenant agrees that the provisions of this Section 2 are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a.

(a)         The “Commencement Date” shall be the earliest of: (i) the date Landlord Delivers the Premises to Tenant; (ii) the date Landlord could have Delivered the Premises but for Tenant delays; and (iii) the date Tenant conducts any business in the Premises or any part thereof. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above in the Basic Lease Provisions hereof.

(b)         Upon delivery of the Premises to Tenant: (i) Tenant shall accept the Premises in their "AS-IS” in their condition as of the Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises, to perform any work or make any installations in order to prepare the Premises for Tenant's occupancy; and (iii) Tenant's taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the-Commencement Date shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent.

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(c)         Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises, the Building or the Project, and/or the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises, the Building or the Project are suitable for the Permitted Use. No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3.          Rent.

(a)         Base Rent. The first month’s Base Rent and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5(c)) due hereunder except for any abatement as may be expressly provided in this Lease.

(b)         Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5(a)), (ii) administration rent for property management services in the amount of 3.0% of the Base Rent (but only if Operating Expenses does not include the costs of a third-party property manager for the Building), and (iii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4.          Base Rent Adjustments. Base Rent shall be increased on each annual anniversary of the first day of the first full month during the Term of this Lease (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5.          Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

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(a)         The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Landlord with respect to the Project which are not specific to the Building or any other building located in the Project) (including, without duplication, Taxes (as defined in Section 10), project related costs in connection with the shell and core of the Building, site improvements, transportation, maintenance, Common Area utilities, PILOT payments, insurance, capital repairs and improvements amortized (with interest at the Default Rate) over the lesser of 7 years and the useful life of such capital items, the costs of any third-party property manager for the Building, and the costs and expenses of maintaining, repairing, replacing and operating the Building and the Project, excluding only:

(i)          the original construction costs of the Project and costs of correcting defects in such original construction;

(ii)         capital expenditures for expansion of the Project;

(iii)        interest, principal payments of any Mortgage (as defined in Section 28) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(iv)        depreciation of the Project (provided that the exclusion of depreciation shall not preclude inclusion of amortization of capital improvements, which is includable in Operating Expenses in accordance with the terms of this Lease);

(v)         advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(vi)        legal and other expenses incurred in the negotiation or enforcement of leases;

(vii)       costs of completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work; in each instance other than those ordinary building repairs and maintenance to Building structures, windows and Building Systems;

(viii)      [intentionally omitted];

(ix)         costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(x)          salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(xi)         general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

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(xii)        costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(xiii)       costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 8);

(xiv)      penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord‘s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(xv)       overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same materially exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(xvi)      costs of Landlord's charitable or political contributions, or of fine art maintained at the Project;

(xvii)     costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(xviii)    costs incurred in the sale or refinancing of the Project;

(xix)       subject to Section 10(a), net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein; and

(xx)        any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

(b)         Within 120 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Tenant's Share of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Tenant's Share of Operating Expenses for such year, then the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant's payments of Operating Expenses for such year exceed Tenant's Share of actual Operating Expenses for such year, then Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

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(c)         Each Annual Statement shall be final and binding upon Tenant unless Tenant, within 30 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Building is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year shall be computed as though the Building had been 95% occupied on average during such year. “Tenant’s Share” shall be the percentage set forth in the Basic Lease Provisions as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. Landlord may equitably increase Tenant’s Share (or Tenant's Share of Operating Expenses, as the case may be) for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all Additional Rent and other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6.          Rent Abatement. Notwithstanding anything to the contrary herein, provided that there is not a Default by Tenant hereunder, Base Rent and Operating Expenses shall be abated during the period from the Commencement Date until (but not including) the Rent Commencement Date.

7.          Security Deposit. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Basic Lease Provisions, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord's choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 30 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 21), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Upon any such use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth in the Basic Lease Provisions or Tenant shall promptly provide Landlord with an amendment to the Letter of Credit reflecting and ratifying Landlord’s draw thereunder and Tenant’s subsequent restoration of the Letter of Credit to the original amount. Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. Upon any such use of all or any portion of the Security Deposit, Tenant shall, within 5 days after demand from Landlord, restore the Security Deposit to its original amount. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease. In the event the issuer of the Letter of Credit experiences a downgrade of its debt rating below “A-” by Standard & Poors Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or the equivalent rating by Moody’s Investor Services, Inc. (“Moody’s”) at any time during which Tenant is obligated to provide the Letter of Credit, Landlord shall be entitled, in Landlord’s sole discretion, to receive a replacement Letter of Credit from an issuing bank with a debt rating of “AA” by S&P or the equivalent rating by Moody’s or better).

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If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord's obligations under this Section 7, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Landlord's obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Security Deposit. Neither Landlord, nor its successors or assigns, shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. It is agreed that the provisions of this Section 7 shall apply to every sale, transfer or assignment made of the security to a new Landlord. Tenant shall pay and be liable for any and all fees arising from any transfer of the Letter of Credit upon transfers of ownership of the Project, Building or Premises.

8.          Use.

(a)              Tenant shall have 24 hours per day, 7 days per week access to its Premises, the Building, and the parking area, subject to restricted access necessary for repairs or emergency conditions. Tenant shall use the Premises solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all present and future laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, Insurance Services Office, or any similar body, in each case, applicable to the Premises and the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall not occupy, use or operate the Premises, or allow the Premises or any part thereof to be occupied, used or operated for any unlawful purpose or in violation of any certificate of occupancy affecting the Building and/or the Project or for any use that may constitute a nuisance, public or private. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to any use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including, without limitation, conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises.

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(b)              Immediately upon its discovery of any violation or breach of any Legal Requirement, this Lease or any Superior Instrument, Tenant shall take all necessary steps, legal and equitable, to compel the cure of such violation or breach, including, if necessary, the removal from the Premises of any subtenants or licensees using a portion of the Premises.

(c)              Tenant will not use or permit the Premises to be used for any purpose or in any manner that is prohibited under the Ground Lease (as defined in Section 28) or that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits.

(d)              Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 7 or otherwise caused by Tenant’s use and/or occupancy of the Premises.

(e)              Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent odors, sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord. Landlord reserves the right to prescribe the weight and position of all safes, files, paper and book storage facilities, business machines and other heavy equipment and installations.

(f)               Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use, nor shall Tenant use the Premises in a manner that results in transmissions from the Premises at a frequency which interferes with any other tenant’s use of any portion of the Building or the Project other than the Premises.

(g)              Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used for the preparation, dispensing, consumption or sale of food or beverages in any manner whatsoever, whether for “on” or “off” premises consumption (other than the consumption of food by employees and invitees of Tenant).

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9.          Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the expiration or earlier termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, or shall become a tenant at sufferance upon the terms described hereinbelow, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Base Rent and Rental theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, then, in addition to any other rights or remedies Landlord may have hereunder or at law, and without in any manner limiting Landlord's right to demonstrate and collect any damages suffered by Landlord and arising from Tenant's failure to surrender the Premises as provided herein, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 200% of the greater of the Rent in effect during the last 30 days of the Term and the then fair market rental value for the Premises, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 9 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease. The acceptance by Landlord of any such use and occupancy payment by Tenant pursuant to this Section 9 shall in no event preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the provisions of this Section 9 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor or similar law of like import. Nothing contained in this Section 9 shall (i) imply any right of Tenant to remain in the Premises after the expiration of the Term without the execution of a new lease, (ii) imply any obligation of Landlord to grant a new lease or (iii) be construed to limit any right or remedy that Landlord has against Tenant as a holdover tenant or trespasser and no acceptance by Landlord of payments from Tenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 9. The provisions of this Section 9 shall survive the expiration or earlier termination of this Lease.

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10.         Taxes.

(a)         Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project, or (vi) any taxes or assessments levied after the date of this Lease in whole or in part for public benefits to the Project, including without limitation any Business Improvement District (“BID”) tax increment financing (“TIF”) or Commercial Rent Occupancy Tax (“CROT”) taxes and assessments payable by Landlord and any and all other governmental and quasi-governmental assessments) without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall include all PILOT and other impositions and costs for which Landlord is responsible under any Superior Lease (as defined in Section 28) including without limitation under Articles 3 and 4 of the Ground Lease or under the IDA Lease Documents (as defined in Section 28). Taxes shall not take into account any exemption which Landlord is entitled to under any governmental incentive program for investment and/or employment creation where Landlord is the induced party including without limitation the Industrial and Commercial Incentive Program (“ICIP”) or under the IDA Lease Documents or Ground Lease or any other governmental incentive program. Taxes shall not include any net income taxes, franchise, capital stock, gift, estate or inheritance taxes imposed on Landlord or the owner of any interest in the Project or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein, except to the extent the same, however denominated, are imposed in substitution for any Taxes payable hereunder as a result of any change in the manner of taxation of the ownership or operation of real estate in which case the same shall be deemed to be included within the definition of the term “Taxes.” If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand. With respect to any tax year, all reasonable and customary expenses, including attorneys' fees and disbursements, experts' and other witnesses' fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such tax year. Special assessments, if any, shall be deemed paid in the maximum number of installments allowed by the Governmental Authority having jurisdiction thereover, notwithstanding that Landlord may elect to pay the same on a different schedule. If at any time the methods of taxation prevailing as of the date hereof shall be altered so that in lieu of or as an express substitute for the whole or any part of the Taxes, assessments, rents, rates, charges, levies or impositions now assessed, levied or imposed upon all or any part of the Project or any part thereof, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received therefrom, whether or not wholly or partially as a capital levy or otherwise, or (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Project, or (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee with respect to the Project, or any part thereof, however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

(b)         Tenant hereby covenants and agrees to (i) pay any and all CROT taxes and assessments payable by Landlord with respect to any rent due hereunder, (ii) pay any and all New York City and New York state transfer taxes, sales taxes and any and all other taxes payable by or on behalf of Tenant, as the same shall become due or payable, and (iii) file all tax returns required to be filed in connection with the foregoing.

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11.        Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 20 below), the terms and conditions of this Lease and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations and subject to the rights of ingress and egress of other tenants and their employees, agents and invitees to other areas of the Project, provided, however, that Landlord shall have the right, without notice, in an emergency and otherwise upon not less than five (5) days’ written notice to relocate all or part of the non-reserved parking to other locations in the parking areas of the Project, and/or to suspend or terminate the right to use any or all the parking spaces. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded.

12.        Utilities; Services; Refuse and Trash.

(a)         General.         Landlord shall provide, subject to the terms of this Section 12, water, electricity, heat, steam, air conditioning, ventilating, light, power, telephone, sewer, and fire sprinklers to the extent the Project is plumbed for such services (collectively, “Utilities”). Landlord shall pay, as Operating Expenses or subject to Tenant’s obligation to reimburse the same (in which event the same shall not be included in Operating Expenses), for all Utilities used by Tenant within Suite 940 and for all maintenance charges for such Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Tenant acknowledges that Landlord is not the generator of Utilities and that Landlord's obligation to deliver Utilities to the Premises pursuant to this Lease consequently is subject to the provision of electrical energy and water service to the Project, as applicable, by the respective utility company responsible for delivering same to the Project. Landlord shall have no liability for the availability, capacity, quality, continuity or character of service of Utilities, and no eviction or constructive eviction of Tenant, termination of this Lease or abatement of Rent shall arise due to, nor shall Landlord have any liability due to any loss, cost, claim, damage or expense arising from the availability, capacity, quality, continuity or character of service of Utilities or any interruption, deterioration or removal of any of the foregoing, except as caused by Landlord’s willful misconduct. Tenant acknowledges that the capacity of such utilities available to the Premises is part of the overall capacity of such utilities available to the Project for its use on a non-exclusive basis in common with all other tenants at the Project. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use.

(b)        Special Provisions Regarding Electricity.

(i)          In the event that any tax shall be imposed upon Landlord’s receipts from the sale, use or resale of electrical energy or any other utility service to Tenant, the pro rata share allocable to such service received by Tenant shall be passed onto, included in the bill of, and paid by Tenant if and to the extent not prohibited by applicable Legal Requirements.

(ii)         Tenant shall enter into such modifications of this Lease as Landlord may from time to time reasonably request in connection with any requirement of the New York State Public Service Commission, or any successor thereto, or any requirement of law pertaining to the supplying of electrical service or the charges therefor under any provision of the Lease. If because of any such requirement, any provision of this Section cannot be given full effect, whether with respect to any past period or any future period, the parties shall enter into such modifications of the Lease setting forth substitute provisions, consistent with such requirements, which, to the maximum extent possible, achieve the intended purposes of the provisions of this Section which cannot be given full effect.

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(c)          Refuse and Trash. Landlord shall provide refuse and trash collection and janitorial services at the Building for ordinary office refuse and rubbish and cleaning, and the cost of such services shall be included in Operating Expenses. To the extent that the refuse and trash and/or cleaning needs generated by Tenant exceeds the refuse and trash and/or cleaning needs customarily generated by other tenants of the Building, Tenant shall pay to Landlord the costs that Landlord reasonably incurs for such removal and/or cleaning, within 10 days after rendition of bills therefor, as Additional Rent. In respect of refuse and trash other than ordinary office refuse and rubbish (such as bio/medical waste, “wet trash” and construction debris, and cleaning with respect thereto), at Landlord's option (i) Landlord shall provide collection and janitorial services for such refuse and trash, and Tenant shall pay to Landlord an amount equal to 105% of the Landlord’s cost therefor, within 10 days after rendition of bills therefor, as Additional Rent, or (ii) Tenant shall contract directly with the third-party service provider (acceptable to Landlord in its sole discretion) for the provision of such services and, in such case, Tenant shall pay such service provider directly, prior to delinquency. In all cases, Tenant shall store and stage all its waste, refuse, trash and recyclables within its Premises or in such enclosure areas as may be designated by Landlord and shall keep the Premises in a neat and clean condition. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord's reasonable charge for such removal. Tenant shall comply with all Legal Requirements, whether imposed on Landlord or Tenant, regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash in the Premises and cleaning the Premises. Upon request by Landlord, Tenant shall sort and separate into categories designated by Landlord and shall place in separate receptacles (as may be designated by Landlord) all waste products, garbage, refuse and trash in the Premises.

(d)          Loading Dock and Freight Elevator. Landlord shall provide, on a non-exclusive, first-come, first-served basis, freight elevator service to the floor on which the Premises are located and access to a loading dock adjacent to such freight elevator for Tenant's deliveries in and out of the Premises in connection with the Permitted Use. Tenant's use of the freight elevator and the loading dock shall be subject to the Superior Instruments, the Rules and Regulations, Landlord's security requirements for the Building and/or the Project, and the terms of this Lease. Landlord shall have the right to change the operation or manner of operation of any of the elevators in the Building and/or to discontinue temporarily the use of any one or more cars in any of the elevator banks provided that at all times there will be at least one passenger elevator serving the Premises at all times (subject to such passenger elevator not being in service due to repairs or alterations being made thereto).

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13.         Alterations and Tenant’s Property.

(a)          Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, if any, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure of the Building or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure of the Building or Building Systems, or if Landlord deems that such proposed Alteration will adversely affect Landlord's ability to re-lease the Premises, but which shall otherwise not be unreasonably withheld or delayed. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the Alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with any applicable insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 10% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Tenant shall post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

(b)          In the event Tenant installs a security systems or additional locks, Tenant shall supply Landlord with the necessary card(s) or key(s) and security codes to permit entry in the event of an emergency endangering life or property.

(c)          Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers' compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

(d)          Other than (i) the items, if any, listed on Exhibit F attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit F in the future, and (iii) any trade fixtures, machinery, equipment and other personal property not paid for or installed by Landlord which may be removed without damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant prior to the expiration or earlier termination of the Term (collectively, “Tenant’s Property”), all property of any kind paid for by Landlord, all Alterations, real property fixtures, built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements built into the Premises so as to become an integral part of the Premises such as fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Installations”) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 29 following the expiration or earlier termination of this Lease; provided, however, that Landlord shall, at the time its approval of such Installation is requested notify Tenant if it has elected to cause Tenant to remove such Installation upon the expiration or earlier termination of this Lease. If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property which was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. In the event Tenant fails to remove any such Installation in accordance with the foregoing sentence, Landlord may do so at Tenant’s expense. During any such restoration period that extends beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

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(e)          No Alteration shall (i) affect the exterior walls, fascia or fenestration of the Building or the demising walls of the Premises, (ii) affect any part of the Project other than the Premises or require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Project other than the Premises, (iii) adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Project, (iv) adversely affect the functioning of any Building System, and (v) affect or require an amendment to (other than to confirm completion of the Alteration) the Certificate of Occupancy for the Premises or for any other part of the Project.

(f)          Tenant covenants and agrees that no security agreement, lien, lease, conditional sales agreement, chattel mortgage or other title retention or instrument of similar import (a “Security Agreement”) shall be placed upon any improvement made by Tenant which is affixed to the Premises. In the event that any of Tenant's Property are purchased or acquired by Tenant subject to a Security Agreement, Tenant agrees that no Security Agreement or Uniform Commercial Code filing statement shall be permitted to be filed against the Premises, the Building or any other part of the Project. If any such lien, based on a Security Agreement or Uniform Commercial Code filing statement, is filed against the Premises or any other part of the Project, Tenant shall, within 20 business days following notice thereof from Landlord, cause such lien or notice to be removed or discharged at Tenant's cost and expense.

(g)          Tenant shall use its commercially reasonable and diligent efforts to perform such Alterations and other work at such times and in such manner as shall minimize any interference, disruption or disturbance from such performance.

(h)          Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, in connection with any Alteration, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Project by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

14.         Landlord’s and Tenant’s Repairs. Landlord, as an Operating Expense, shall maintain all of the structural and Building Systems (as defined below) in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required to be effected by Landlord pursuant to this Section 14, after which Landlord shall have a reasonable opportunity to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 19. As used herein, the term “Building Systems” shall mean, collectively, the HVAC, plumbing, fire sprinkler, elevators and all other building systems located outside of the Premises and serving the Premises and other portions of the Project,

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If at any time any windows of the Premises are temporarily closed or darkened due to any Legal Requirement or by reason of repairs, maintenance, alterations, or improvements to the Building, or any scaffolding or “sidewalk bridge” is erected in front of the Building due to any Legal Requirement or by reason of any repairs, maintenance, alterations to the Building or any property adjacent to the Building, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor, nor abatement or diminution of Base Rent or any other amount due under this Lease, nor shall the same release Tenant from its obligations hereunder, in whole or in part, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise, nor impose any liability upon Landlord or its agents.

15.         Tenant’s Repairs. Subject to Section 14 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 18 and 19, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that result from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises. Tenant shall not clean nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of Section 202 of New York State Labor Law or any other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.

16.         Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed for, materials furnished to, or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant covenants that any Security Agreement, and any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant, shall upon its face or by exhibit thereto indicate that such Security Agreement or Financing Statement is applicable only to removable personal property of Tenant located within the Premises. Tenant shall cause to be inserted in any such Security Agreement the following provision: “Notwithstanding anything to the contrary contained herein, this lease, chattel mortgage, conditional sales agreement, title retention agreement or security agreement shall not create or be filed as a lien against the land, building and improvements comprising the real property in which the goods, machinery, equipment, appliances or other personal property covered hereby are to be located or installed”; and, in no event shall the address of the Project be furnished on any such Financing Statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

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17.         Indemnification. Tenant shall indemnify, defend and hold harmless the Landlord, the entities (if any) comprising Landlord, each affiliate or subsidiary of Landlord, and its and their partners, members, shareholders, officers, directors, employees and agents, Lessors (including, without limitation, the City and any administrator of the Ground Lease) and Mortgagees (as defined in Section 28) (each individually and collectively the “Landlord Indemnitees”) from and against any and all Claims against the Landlord Indemnitees of whatever nature arising directly or indirectly from, or out of: (a) any negligence or willful misconduct by, Tenant, its officers, members, managers, directors, partners, contractors, licensees, agents, servants, employees, invitees or visitors, sublessees and assigns (b) any accident, injury, death or damage whatsoever caused to any Person or to the property of any Person occurring within or about the Premises, (c) any accident, injury, death or damage whatsoever caused to any Person or to the property of any Person occurring outside of the Premises but anywhere within or about the Land, where such accident, injury, death or damage is caused (or is claimed to have been caused) by or otherwise involves an act or omission, or the negligence or willful misconduct, of Tenant or Tenant's contractors, licensees, agents, servants, employees, invitees or visitors and (d) any accident, injury, death or damage whatsoever caused to any Person or to the property of any Person occurring within or about the Premises, where such accident, injury, death or damage is caused (or is claimed to have been caused) by or otherwise relates to the use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, unless, in each case set forth in clauses (a) through (d), caused solely by the willful misconduct or negligence of Landlord. This indemnity, defense and hold harmless agreement shall include indemnification from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including reasonable attorneys' fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

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18.         Insurance.

(a)         Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not the same are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises. Tenant (and, during the prosecution of any I electrical current), water and sprinkler damage, and off-premises failure of power or other utility services) with 18 months of business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense (including, without limitation, builder’s risk coverage for all Alterations); workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; comprehensive automobile liability insurance (including automotive liability, including pollution coverage, from loading and unloading) with combined bodily injury and property damage coverage limits, per occurrence, of at least $1,000,000; and commercial general liability insurance and umbrella liability, in each case, for minimum combined bodily injury and property damage coverage limits totaling $2,000,000 per occurrence and $5,000,000 in the aggregate. The commercial general liability insurance policy shall name (i) Landlord, (ii) its officers, directors, employees, managers, agents, invitees, contractors, subcontractors, general contractor (or construction manager, as applicable), (iii) Alexandria Real Estate Equities, Inc., (iv) New York City Health and Hospitals Corporation (and any other Ground Landlord (as defined in Section 28) from time to time), (v) the City, (vi) the IDA (as defined in Section 28), and (vii) the New York City Economic Development Corporation (and any other Ground Lease (as defined in Section 28) administrator/agent from time to time) (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates. In addition, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under such policy of insurance, Tenant shall promptly deliver to Landlord and any other additional insured hereunder a copy of such notice. If at any time Tenant (or its general contractor, contractors and/or subcontractors) shall fail to procure or maintain all insurance required to be carried by Tenant pursuant to this Lease, Landlord may procure (but shall have no obligation to procure) such insurance on behalf of Tenant (and its general contractor, contractors and/or subcontractors) and the cost thereof shall be payable by Tenant upon demand. Such insurer(s) shall be selected by Tenant, subject to Landlord's approval, not to be unreasonably withheld, conditioned or delayed.

(b)         In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

(c)         The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

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(d)         Landlord may require insurance policy limits to be raised to conform to requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project.

(e)         Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant's Property or any Alterations, betterments or improvements made by Tenant to the Premises. Tenant agrees that Landlord shall not be required to maintain insurance coverage with respect to the portions of the Premises for which Tenant is required to maintain insurance in accordance with the terms of this Lease.

19.         Restoration.

(a)         If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage or destruction as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 12 months from the date that Landlord obtains all required permits to perform the restoration (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction. Unless Landlord so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding any improvements installed by Tenant or by Landlord and paid for by Tenant unless covered by the insurance Landlord maintains as Operating Expenses hereunder, in which case such improvements shall be included, to the extent of such insurance proceeds, in Landlord’s restoration), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 31) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

(b)         Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 35) events or from obtaining Hazardous Materials Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, Landlord may terminate this Lease if the Premises are damaged during the last 1 year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage, or if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the repair and restoration of the Premises is substantially completed, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 19, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

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(c)         The provisions of this Lease, including this Section 19, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 19 sets forth their entire understanding and agreement with respect to such matters.

(d)         Tenant hereby expressly waives the provision of Section 227 of the Real Property Law and agrees that the foregoing provisions of this Section 19 shall govern and control in lieu thereof, this Section 19 being an express agreement.

20.         Condemnation. If the whole or any material part of the Premises, the Building or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Building or Project, then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

21.         Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)         Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due, including, without limitation, any penalties or interest accrued thereon.

(b)         Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration, cancellation, termination, or reduction of, or material change in, the current coverage.

(c)         Abandonment. Tenant shall abandon the Premises.

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(d)         Improper Transfer. Tenant shall assign, sublease or otherwise transfer (including, without limitation, by operation of law) or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released or dismissed within 90 days of the action.

(e)         Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 days after any such lien is filed against the Premises.

(f)         Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g)         Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 24 or 28 within 5 days after a second notice requesting such document.

(h)         Other Defaults. Tenant shall fail to observe, perform or comply with any provision of this Lease other than those specifically referred to in this Section 21, and, except as otherwise expressly provided herein, such failure shall continue for a period of 10 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 21(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 21(h) is such that it cannot be cured by the payment of money and reasonably requires more than 10 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 10 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 30 days from the date of Landlord’s notice.

22.         Landlord's Remedies.

(a)         Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon (from the date such sums were paid or incurred, at the annual rate (the “Default Rate”) equal to the Prime Rate + 4% (but in no event less than 12% or more than the maximum rate permitted under applicable law)) shall be payable to Landlord on demand as additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder. As used herein, the term “Prime Rate” shall mean the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal (Eastern Edition) published from time to time, as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank). If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by Citibank, N.A., New York, New York (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

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(b)        Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due and remaining unpaid on the 5th day after it first became due shall bear interest at the Default Rate from the date it first became due until paid.

(c)         Remedies. Upon and during the continuance of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever. No cure, in whole or in part, of such Default by Tenant after Landlord has taken any action (beyond giving Tenant notice of such Default) to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion, elects to waive such Default.

(i)          This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date shall be not less than 5 days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all right of Tenant hereunder shall expire and terminate, and Tenant shall be liable as hereinafter in this Section 22(c) provided. If any such notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant. Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may from time to time re-let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises.

(ii)         In the event of any termination of this Lease as in this Section 22 provided or as required or permitted by law or in equity, Tenant shall forthwith quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither Tenant nor any person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises. Landlord, at its option, notwithstanding any other provision of this Lease, shall be entitled to recover from Tenant, as and for liquidated damages, the sum of;

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(A)         all Base Rent, Additional Rent and other amounts payable by Tenant hereunder then due or accrued and unpaid: and

(B)         the amount equal to the aggregate of all unpaid Base Rent and Additional Rent which would have been payable if this Lease had not been terminated prior to the end of the Term then in effect, discounted to its then present value in accordance with accepted financial practice using a rate of 5% per annum, for loss of the bargain; and

(C)         all other damages and expenses (including attorneys’ fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease; less

(D)         the net proceeds of any re-letting actually received by Landlord.

(iii)        Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

(iv)        Nothing in this Section 22 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease.

(v)         If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by summary proceedings, ejectment or otherwise. The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

(vi)        If either party shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that such party was in default, the party in default shall pay to the other all fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including attorneys’ fees and expenses.

(vii)       If Tenant shall default in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in a violation of any legal or insurance requirements, or in the imposition of any lien against all or any portion of the Premises, and (b) in any other case if such default continues after any applicable cure period provided in Section 21. All reasonable costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and all reasonable costs and expenses, including attorneys’ fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or the right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within 10 days after demand.

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(viii)      Intentionally Deleted.

(ix)         Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

(x)          Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import.

(xi)         Except as otherwise provided in this Section 22, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver of any provision of this Lease shall be deemed to have been made unless expressly so made in writing. Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy.

(xii)        Landlord may continue to collect Rent as the same becomes due without terminating this Lease and without waiving any other rights or remedies Landlord may have.

(xiii)       Anything contained herein to the contrary notwithstanding, if any termination of this Lease shall be stayed by order of any court having jurisdiction over any proceeding related to an insolvency event described herein, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant's obligations under this Lease within the period prescribed therefor by law (or within 90 days after entry of the order for relief if no such period is prescribed by law) or such other period as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord's right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on 5 days' notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said 5 day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall promptly quit and surrender the Premises as aforesaid.

(xiv)      Except as expressly provided herein, none of Landlord or any Landlord Party shall be liable for consequential damages hereunder.

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23.         Assignment and Subletting.

(a)          General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 23, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of related or unrelated transfers whereby 25% or more of the issued and outstanding shares or other direct or indirect ownership interests of such corporation, partnership or limited liability company are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at the time of execution of this Lease to persons or entities who were not owners of at least the same percentage of the shares or other ownership interests of the corporation, partnership or limited liability company at the time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 23. Notwithstanding the foregoing, any public offering of shares or other ownership interest in Tenant shall not be deemed an assignment.

(b)          If this Lease is assigned to any person or entity pursuant to the provisions of 11 U.S.C. Section 101 et seq., or any successor statute (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

(c)          If Tenant desires to assign, hypothecate or otherwise transfer this Lease or to sublet the Premises, then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored, handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of the proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration as to whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its sole and absolute discretion, if (A) the proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then effective subleases) 50% of the Premises or (B) the proposed assignee or subtenant is a tenant of the Project or any other property owned (in whole or in part) or managed by Landlord or an subsidiary or affiliate of Landlord or any other Person that has, within the 6 months prior, initiated negotiations with Landlord regarding, or toured (or made an appointment to tour) the Project with a view to, letting any portion of the Project, (iii) refuse such consent, in its reasonable discretion, if the proposed subletting concerns (together with all other then effective subleases) 50% or less of the Premises (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting), (iv) sublease such portion of the Premises from the Tenant on the terms described in the Assignment Notice., or (v) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with its consideration of any Assignment Notice. Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment.

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(d)         If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than 20 days after receipt by Tenant, but in any event no later than 10 days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (i) the name and address of such Person, (ii) all of the terms and conditions of such offer, and (iii) adequate assurance of future performance by such Person under the Lease as set forth below, including, without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such Person in connection with the assignment of this Lease.

(e)         The term “adequate assurance of future performance” as used in this Lease shall mean that any proposed assignee shall, among other things, (i) deposit with Landlord on the assumption of this Lease a sum equal to 12 monthly installments of the then Base Rent as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, (ii) furnish Landlord with financial statements of such assignee for the prior 3 fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show (A) net annual operating income of at least 8 times the then annual Base Rent for each of such 3 years and (B) a net worth of at least 10 times the aggregate Base Rent payable during the remaining term of the Lease, (iii) grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee's future performance under this Lease, and (iv) provide such other information or take such action as Landlord, in its reasonable judgment shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under this Lease.

(f)         If, at any time after the originally named Tenant herein may have assigned Tenant's interest in this Lease, this Lease shall be disaffirmed or rejected in any insolvency proceeding of the types described herein, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination based upon any Event of Default, each prior Tenant, including, without limitation, the originally named Tenant, upon request of Landlord given within 30 days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (i) pay to Landlord all Fixed Rent and other items of Rental due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (ii) as “tenant”, enter into a new lease with Landlord of the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same Fixed Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (A) Tenant's rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, (B) such new lease shall require that Tenant shall cure all defaults existing under this Lease with due diligence, and (C) such new lease shall require Tenant to pay all items of Rental reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If any such prior Tenant shall default in its obligation to enter into said new lease for a period of 10 days next following Landlord's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Tenant as if such Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Tenant's default thereunder.

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(g)          Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)          that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment;

(ii)         a list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in, release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities;

(iii)        that the originally named Tenant herein reaffirm its continuing primary liability under this Lease; and

(iv)        that the assignee or subtenant remake the representations and warranties of Tenant hereunder as of the effective date of such assignment or subletting.

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(h)          No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the rental payable under this Lease, (excluding however, any Rent payable under this Section 23), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(i)          No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(j)          Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 23, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) the risk that Landlord would be targeted as a responsible party in connection with the remediation of any pre-existing environmental condition in the vicinity of or underlying the Project would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

24.         Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

25.         Quiet Enjoyment. So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease and the Superior Instruments, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

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26.         Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

27.         Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project (the “Rules and Regulations”). The current Rules and Regulations are attached hereto as Exhibit E. If there is any conflict between said Rules and Regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any Rules or Regulations by other tenants in the Project and shall not enforce such Rules and Regulations in a discriminatory manner.

28.         Subordination.

(a)          The following capitalized terms, whenever used in this Lease, shall have the respective meanings ascribed to such terms as follows: (i) “Superior Instruments” shall mean each of the Ground Lease, the IDA Lease Documents, and any Superior Lease or Mortgage, the Operating Agreement (as defined in the Ground Lease) and all matters to which any of the foregoing are subordinate; (ii) “Ground Lease” shall mean that certain Agreement of Lease, dated as of December 29, 2006, between New York City Health and Hospitals Corporation, a New York not-for-profit corporation, as landlord, and Landlord, as tenant, entered into in respect of the Project and as the same may be further amended or otherwise modified; (iii) “Ground Landlord” shall mean the then landlord under the Ground Lease; (iv) “IDA Lease Documents” shall mean, collectively, (A) that certain IDA Lease Agreement between Landlord, as landlord, and The New York City Industrial Development Agency (“IDA”), as tenant, dated as of December 1, 2006, entered into in respect of the Project and as the same may be further amended or otherwise modified, and (B) that certain Lease Agreement (the “IDA Lease”), between IDA, as landlord, and Landlord as tenant, dated as of December 1, 2006 entered into in respect of the Project and as the same may be further amended or otherwise modified; (v) “Superior Leases” shall mean the leases to which this Lease is subject and subordinate; (vi) “Superior Lessor” shall mean the lessor under a Superior Lease; (vii) “Superior Party” shall mean each of the Ground Landlord, any Superior Lessor, any Mortgagee and the City of New York; (viii) “Mortgage” shall mean any mortgage, deed of trust, security assignment and other encumbrance; and (ix) “Mortgagee” shall mean the Holder or Holders (including the agent for any lending syndicate) of a Mortgage and shall be deemed to include the beneficiary under a deed of trust.

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(b)          This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the Superior Instruments and to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder substantially in the form set forth in Exhibit I attached hereto. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 25 hereof. Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of Tenant and to cause any such instrument to be recorded. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. If (i) in connection with obtaining financing for or condominiumizing of the Project, or of any Superior Lease, a banking, insurance or other Superior Party shall request reasonable modifications in this Lease as a condition to such financing or condominiumizing and/or (ii) the provisions of any Superior Instruments require Tenant to deliver any instruments or acknowledgements, Tenant will not unreasonably withhold its consent thereto and/or unreasonably condition or delay the delivery thereof, as the case may be, provided that such modifications and/or instruments or acknowledgements, in either instance, do not (A) extend or shorten the Term, (B) reduce the usable area of the Premises, (C) increase the Base Rent or any Additional Rent (D) except to a de minimis extent, otherwise increase the obligations of Tenant or the rights of Landlord under this Lease or (E) except to a de minimis extent, otherwise decrease the obligations of Landlord or the rights of Tenant under this Lease. At Ground Landlord's option, on the termination of the Ground Lease pursuant to an event of default by Landlord as the tenant thereunder, the Tenant shall attorn to, or shall enter into a direct lease on terms identical to the Lease with, Ground Landlord for the balance of the unexpired term of this Lease.

(c)          By its execution and delivery of this Lease, Tenant expressly acknowledges and agrees that it shall comply, and cause its agents, employees, contractors, subcontractors, subtenants, operators, licensees, franchisees, concessionaires or other occupants of the Premises to comply, fully and faithfully at all times, to the extent applicable to the Premises, with all terms, covenants and conditions of the Superior Instruments of which Tenant has been given notice from time to time and which by their terms are applicable to a space lease of all or any portion of the Project (collectively, “Tenant’s Superior Instrument Obligations”), as more particularly described on Exhibit M attached hereto, such acknowledgment and agreement being a material inducement to Landlord’s execution and delivery of this Lease and leasing of the Premises to Tenant. Tenant further acknowledges and agrees that, pursuant to the Ground Lease, any act or omission of Tenant or any of its agents, employees, contractors, subcontractors, subtenants, operators, licensees, franchisees, concessionaires or other occupants of the Premises that violates any provision of the Ground Lease may be deemed to be a violation of such provision by Landlord as the tenant under the Ground Lease.

(d)          Tenant acknowledges and agrees that, notwithstanding anything herein to the contrary, Landlord may modify or amend this Lease from time to time in order to avoid the occurrence of a default under the Superior Instruments, provided such modification or amendment does not (i) extend or shorten the Term, (ii) reduce the usable area of the Premises, (iii) increase the Base Rent or any Additional Rent (iv) except to a de minimis extent, otherwise increase the obligations of Tenant or the rights of Landlord under this Lease or (v) except to a de minimis extent, otherwise decrease the obligations of Landlord or the rights of Tenant under this Lease. Tenant shall promptly execute any such modification or amendment to this Lease.

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29.         Surrender.

(a)          Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and with all Hazardous Materials Clearances in place, and in broom clean condition, ordinary wear and tear and casualty loss and condemnation (which are covered by Sections 19 and 20) excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant HazMat Operations. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

(b)          If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, such failure shall be deemed a failure to vacate in accordance with this Lease, and Landlord shall retain all remedies available under this Lease, at law or equity including, without limitation, the right to collect rent on a holdover basis, and Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 29.

(c)          Prior to the expiration of the Term, Tenant shall immediately return to Landlord all keys and/or access cards to parking facilities, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 31 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

30.         Waiver of Jury Trial; Consent to Jurisdiction; Prohibited Parties.

(a)          TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

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(b)          Landlord and Tenant each hereby (i) irrevocably and unconditionally consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the County and State of New York in respect to any action or proceeding concerning any matters arising out of or in any way relating to this Lease; (ii) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings if the same is brought in the County of New York ; (iii) agrees that this Lease and the rights and obligations of the parties shall be governed by and construed, and all actions, proceedings and all controversies and disputes arising under or of or relating to this Lease shall be resolved in accordance with the internal substantive laws of the State of New York applicable to agreements made and to be wholly performed within the State of New York, (iv) waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York and (v) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant hereby represents that it is subject to service of process in the State of New York and covenants that it will remain so subject for the term of this Agreement. If for any reason Tenant should cease to be so subject to service of process in the State of New York, Tenant hereby designates and appoints Mintz Levin Cohn Ferris Glovsky and Popeo P.C., 666 3rd Avenue, New York, NY 10017, as its agent upon whom may be served all process, pleadings, notices or other papers which may be served upon Tenant as a result of any of its obligations under this Agreement, and if such agent shall cease to act or otherwise cease to be subject to service of process in the State of New York, Tenant designates and appoints the Secretary of State of New York as its agent for service; provided, however, that the serving of such process, pleadings, notices or other papers shall not constitute a condition to Tenant's obligations hereunder. For the term of this Agreement, Tenant's agent designated herein shall accept and acknowledge in Tenant's behalf service of any and all process in any such suit, action or proceeding brought in any such court. Tenant agrees and consents that any such service of process upon such agents and written notice of such service to the Lessee in the manner set forth herein shall be taken and held to be valid personal service upon Tenant whether or not Tenant shall then be doing, or at any time shall have done, business within the State of New York and that any such service of process shall be of the same force and validity as if service were made upon Tenant according to the laws governing the validity and requirements of such service in the State of New York, and waive all claim of error by reason of any such service. Such agents shall not have any power or authority to enter into any appearance or to file any pleadings in connection with any suit, action or other legal proceedings against Tenant or to conduct the defense of any such suit, action or any other legal proceeding except as expressly authorized by Tenant.

(c)          Tenant represents and warrants to Landlord that (i) it and each Affiliate or Principal directly or indirectly owning an interest in it is not a Prohibited Entity (as defined in Section 30(d)), (ii) none of the funds or other assets of it constitute property of, or are beneficially owned, directly or indirectly, by, any Person (as defined in Section 30(d)) on the List (as defined in Section 30(d)), (iii) no Person on the List has any interest of any nature whatsoever in it (whether directly or indirectly), and (iv) none of its funds have been derived from any unlawful activity with the result that the investment in it is prohibited by law or that this Lease is in violation of law. Tenant covenants and agrees (I) to comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (II) to immediately notify the other in writing if any of the representations, warranties or covenants set forth in this Section 30(c) are no longer true or have been breached or if it has a reasonable basis to believe that they may no longer be true or have been breached, (III) not to use funds from any Person on the List to make any payment due to Landlord under this Lease and (IV) at the request of the other, to provide such information as may be reasonably requested by Landlord to determine the other’s compliance with the terms hereof. Tenant hereby acknowledges and agrees that inclusion on the List of Tenant or any Affiliate or Principal of Tenant at any time during this Lease Term shall be a material default of this Lease. Notwithstanding anything to the contrary contained herein, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any Person on the List (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such Person shall be a material default of this Lease. Notwithstanding anything to the contrary contained in this Section 30(c), so long as Landlord or its ultimate parent is a company whose capital stock is traded on a recognized public exchange, Landlord makes no representations or warranties as to the persons or entities owning an interest in Landlord.

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(d)          The following capitalized terms, whenever used in this Lease, shall have the respective meanings ascribed to such terms as follows: (i) “Prohibited Entity” shall mean (A) any Prohibited Person or (B) any Person that is identified on the List; (ii) “Prohibited Person” shall mean (A) any Person (1) that is in default, after notice and beyond the expiration of any applicable cure period, of such Person’s obligations under any material written agreement with the City, the State of New York or any of their instrumentalities, or (2) that directly controls, is controlled by, or is under common control with a Person that is in default, after notice and beyond the expiration of any applicable cure period, of such Person’s obligations under any material written agreement with the City, the State of New York or any of their instrumentalities, unless, in each instance, such default or breach either (a) has been waived in writing by the City, the State of New York or any of their instrumentalities as the case may be, or (b) is being disputed in a court of law, administrative proceeding, arbitration or other forum, or (c) is cured within 30 days after a determination and notice to Tenant from Landlord that such Person is a Prohibited Person as a result of such default; (B) any Person that is an Organized Crime Figure; (C) any government, or any Person that is directly or indirectly controlled (rather than only regulated) by a government, that is finally determined to be in violation of (including, but not limited to, any participant in an international boycott in violation of) the Export Administration Act of 1979, as amended, or any successor statute, or the regulations issued pursuant thereto, or any government that is, or any Person that, directly or indirectly, is controlled (rather than only regulated) by a government that is subject to the regulations or controls thereof; (D) any government, or any Person that, directly or indirectly, is controlled (rather than only regulated) by a government, the effects or the activities of which are regulated or controlled pursuant to regulations of the United States Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended; (E) any Person that is in default in the payment to the City of any real estate taxes, sewer rents or water charges totaling more than $10,000, unless such default is then being contested in good faith in accordance with applicable Legal Requirements or unless such default is cured within 30 days after a determination and notice to Tenant from Landlord that such Person is a Prohibited Person as a result of such default; or (F) any Person (1) that has solely owned, at any time during the 3-year period immediately preceding a determination of whether such Person is a Prohibited Person, any property which, while in the ownership of such Person, was acquired by the City by in rem tax foreclosure, other than a property in which the City has released or is in the process of releasing its interest pursuant to the Administrative Code of the City, or (2) that, directly or indirectly controls, is controlled by, or is under common control with a Person that has owned, at any time in the 3-year period immediately preceding a determination of whether such Person is a Prohibited Person, any property which, while in the ownership of such Person, was acquired by the City by in rem tax foreclosure, other than a property in which the City has released or is in the process of releasing its interest to such Person pursuant to the Administrative Code of the City; (iii) “Organized Crime Figure” shall mean any Person (A) who has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (B) who, directly or indirectly controls, is controlled by, or is under common control with, a Person who has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure; and, the determination as to whether any Person is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure shall be within the sole discretion of Landlord, which discretion shall be exercised in good faith, or as determined by the Ground Landlord in accordance with the terms of the Ground Lease; (iv) “Person” shall mean (A) an individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or other business entity, (B) any federal, state, county or municipal government (or any bureau, department, agency or instrumentality thereof), and (C) any fiduciary acting in such capacity on behalf of any of the foregoing; (v) “List” shall mean, collectively, as updated from time to time, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; and (vi) “Principal” shall mean, in respect of Tenant, any Person that is a direct or indirect owner of an equity interest in Tenant.

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31.         Environmental Requirements.

(a)          Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property, or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Building, the Project or any adjacent property results in any contamination of the Premises, the Building, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises , the Building or the Project.

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(b)          Business. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; and a Surrender Plan (to the extent surrender in accordance with Section 29 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section 31(b) to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c)          Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d)          Intentionally Deleted.

(e)          Intentionally Deleted.

(f)          Tenant’s Obligations. Tenant’s obligations under this Section 31 shall survive the expiration or earlier termination of this Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease attributable to any portion of the Premises not re-let by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(g)          Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

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(h)         Intentionally Deleted.

32.         Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if the same should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

33.         Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

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34.        Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts. All employees, contractors and/or agents of any provider of security services to the Premises engaged by Tenant shall be prohibited from carrying firearms (e.g. handguns, rifles, shotguns, etc.). Each individual employee or independent contractor of any such service provider shall have been registered with Landlord by facsimile or mail at least 48 hours in advance of such person arriving at the Project to perform service, which registration shall require such personal information and history, and photographs, as Landlord shall reasonably require.

35.        Force Majeure. Landlord shall not be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, vandalism, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of Landlord (“Force Majeure”).

36.        Brokers, Entire Agreement, Amendment. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 36, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

37.        Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

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38.         Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

39.         Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants of the Project.

40.         Zoning Rights. At all times, Landlord shall have the right, and Tenant shall not have the right, (i) to cause all or any part of the Premises and/or the zoning lot upon which the Building is located in whole or in part (hereinafter referred to solely for purposes of this Section 40 as the “Land”) and/or the Building, to be combined with any other land, condominium units or other premises so as to constitute the combined premises into a single zoning “lot” or “development” or “enlargement” as those terms are now, or may hereafter be, defined in the Zoning Resolution of The City of New York (the “Zoning Resolution”), (ii) to cause any lot, development or enlargement at any time constituting or including all or any part of the Premises, the Land or the Building to be subdivided into two or more lots, developments or enlargements, (iii) to cause development rights (whether from the Land or other premises) to be transferred to any such lot, development or enlargement, (iv) to cause other combinations, subdivisions and transfers to be effected, whether similar or dissimilar to those now permitted by law or (v) to exploit, sell, convey, lease or otherwise transfer any so called “air rights,” “air space,” “zoning rights” or “development rights” above or appurtenant to the Land and/or the Building provided that and for so long as the foregoing actions described in clauses (i) through (v) do not (a) adversely affect Tenant or Tenant’s use and enjoyment of the Premises, (b) increase the Base Rent or any Additional Rent, (c) otherwise increase the obligations of Tenant or the rights of Landlord under this Lease or (d) otherwise decrease the obligations of Landlord or the rights of Tenant under this Lease. Tenant hereby acknowledges that it is not a “party in interest” as defined in the Zoning Resolution, and shall not and cannot become a “party in interest” under any circumstances by virtue of its leasehold interest hereunder. Tenant further acknowledges that neither Tenant nor the estate or interest of Tenant hereunder would be “adversely affected” (within the meaning of the Zoning Resolution) by any development of the Land or the Building or any such combined premises nor by the filing of any declaration combining all or a part of the Land and/or the Building with any other premises and that Tenant’s estate and interest hereunder are not and would not be superior to any such declaration. Notwithstanding the foregoing, in the event that Tenant is deemed to have any of the rights disclaimed above, or is deemed to be a party in interest, Tenant hereby transfers such rights and any rights as a party in interest to Landlord. In furtherance thereof, Tenant will within 3 business days after written request by Landlord execute and deliver to Landlord a waiver of its right to join in a Declaration of Restrictions pursuant to Section 12-10 of the Zoning Resolution.

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41.         Excavation. In the event that an excavation, or any construction, should be undertaken in connection with the Building or other purposes upon land adjacent to the Building and/or the Project, or should be authorized to be made, Tenant shall, upon reasonable prior notice, if necessary, afford to the person or persons causing or authorized to cause such excavation or construction or other purpose, the right, for brief periods of time and in a manner so as to avoid any material interference with Tenant’s business, subject to such reasonable conditions as Tenant may reasonably impose, to enter upon the Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning, or otherwise.

42.         Employment Reporting and Requirements.

(a)          With regard to each annual period from July 1 through June 30 upon written request by Landlord, Tenant shall complete with regard to itself and any of its subtenants, items 1-5, 15 and 16 of the Employment and Benefits Report (with the dates therein updated to reflect the applicable Fiscal Year) attached as Exhibit P to the Ground Lease, and Tenant shall sign such report and submit it to Landlord before July 15 immediately following such annual period; and

(b)          Tenant shall, in good faith, consider such proposals as the City and/or City-related entities may make with regard to any jobs Tenant may seek to fill in relation to its activities on or concerning the Premises, and shall provide the City and such entities with the opportunity to (A) refer candidates who are City residents having the requisite experience for the positions in question, and/or (B) create a program to train City residents for those jobs, and to report to Ground Landlord, upon Ground Landlord’s request, regarding the status of its consideration of such proposals (it being understood that Tenant shall not be required to hire any candidate which Tenant, in good faith, considers unqualified for the applicable position).

(c)          Both Landlord and Ground Landlord and their respective designees shall be beneficiaries of each such agreement by Tenant. Landlord hereby reserves the right, on behalf of itself and Ground Landlord, and their respective designees, as such third party beneficiaries, to seek specific performance by Tenant, at the expense of Tenant, of the aforesaid obligations contained in this Section 42.

43.         Prohibited Distinctions. Tenant covenants and agrees to be bound by the following covenants, which shall be binding for the benefit of Landlord and Ground Landlord and enforceable by Landlord and Ground Landlord against Tenant to the fullest extent permitted by law and equity:

(a)          Tenant (and any lessees of the Premises or any part thereof) shall comply with all applicable federal, state, and local laws in effect from time to time prohibiting discrimination or segregation by reason of age, race, creed, religion, sex, color, national origin, ancestry, sexual orientation or affectional preference, disability, or marital status (collectively, “Prohibited Distinctions”) in the lease or occupancy of the Premises.

(b)          Tenant shall not effect or execute any agreement, lease, conveyance, or other instrument whereby the lease or occupancy of the Premises, or any part thereof, is restricted upon the basis of any Prohibited Distinction.

(c)          Tenant (and any lessees of the Premises or any part thereof) shall include the covenants of (a) and (b) in any agreement, sublease, conveyance, or other instrument with respect to the lease or occupancy of the Premises.

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44.         IDA Lease Requirements. Tenant shall provide, and shall cause any subtenant or other occupant of the Premises to provide, to Landlord and to any other entity specified by Landlord in writing, the information that Landlord needs in order to satisfy the reporting requirements set forth in the provisions of the IDA Lease (excerpted on Exhibit M hereto), as the same may be modified from time to time by the governmental entities requiring the same. Tenant represents, and shall cause and subtenant or other occupant of the Premises to represent with respect to itself (in place of “Tenant”), that either: (A) Tenant’s occupancy at the Project will not result in the removal of a plant or facility of Tenant located outside of the City, but within the State of New York, to the Project or in the abandonment of one or more of such plants or facilities of such Tenant located outside of the City but within the State of New York or (B) Tenant’s location at the Project is reasonably necessary to discourage Tenant from removing its business to a location outside of the State of New York or is reasonably necessary to preserve Tenant’s competitive position in its industry.

45.         ICIP. Landlord hereby notifies Tenant that Landlord intends to avail itself of the Industrial and Commercial Incentive Program (“ICIP”). In connection therewith, all of Tenant’s construction managers, contractors and subcontractors employed in connection with construction work at the Building shall be contractually required by Tenant to comply with the New York City Department of Small Business Services/Division of Labor Services (“DLS”) requirements applicable to construction projects benefiting from the ICIP. Such compliance, as of the date hereof, includes the following: the submission and approval of a Construction Employment Report, attendance at a pre-construction conference with representatives of the DLS and adherence to the provisions of Article 22 of the ICIP Rules and Regulations, the provisions of New York City Charter Chapter 13-B and the provisions of Executive Order No. 50 (1980). Furthermore, at Landlord’s request, Tenant shall (A) report to Landlord the number of workers permanently engaged in employment in the Premises, the nature of each worker’s employment and, to the extent applicable, the New York City residency of each worker, (B) provide access to the Premises by employees and agents of the Department (as such term is defined in the ICIP Rules and Regulations) at all reasonable times upon reasonable advance notice, and (C) enforce the contractual obligations of Tenant’s construction managers, contractors and subcontractors to comply with the DLS requirements.

46.         Release of Portion(s) of the Project. Landlord, at any time and from time to time, shall have the right to subdivide, transfer title to, or enter into a ground lease or long-term net lease (a “Partial Conveyance”) of, or convert to a condominium form of ownership, any portion of the Project (including, for example, by transferring one or more of the Project's buildings and/or another portion or portions of the Project) to another Person not in Control of, Controlled by or under common Control with, Landlord, which such Partial Conveyance may reduce the size of the Project. In the event of such a Partial Conveyance by Landlord, Landlord and Tenant agree to enter into an amendment of this Lease in form reasonably satisfactory to Landlord and Tenant to adjust the definitions of Real Property and Project, if necessary and in accordance with the conditions set forth in this Section 46, to describe accurately the land and improvements constituting the remaining portion of the Land and Project after such Partial Conveyance; to increase Tenant's Share, if necessary to reflect the transfer of the portion of the Land and/or the Project included in such Partial Conveyance; and to make any other changes that may be necessary or appropriate so that Tenant continues to be responsible for its other obligations, including the payment of Rental, under this Lease and to enjoy its rights and privileges under this Lease, subject to and in accordance with this Section 46.

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47.         Shared Work Area.

(a)          General Provisions. Notwithstanding anything to the contrary herein, Tenant shall have a license, on a non-exclusive basis in common with other tenants and users of the ninth floor of the Building, to use the Shared Work Area for the Permitted Use, in accordance with the Rules and Regulations applicable thereto and all Legal Requirements, but such access and use shall be subject to the terms of the Superior Instruments (as defined in Section 28). The Shared Work Area contains certain equipment, furnishings; systems, and personal property, as more particularly described on Exhibit O attached hereto (collectively, the “Shared Work Systems”). The license granted hereby is personal to Tenant and shall not, except as provided in the next sentence, be assigned or otherwise pledged or transferred, directly or indirectly. In the case of a Permitted Assignment, Tenant shall have no further right to use the Shared Work Area and the Shared Work Systems in accordance with the terms and conditions of this Lease; provided, however, that the following shall have the non-exclusive license to use the Shared Work Systems in accordance with the terms and conditions of this Lease: (i) a subtenant approved by Landlord in accordance with the provisions of this Lease that subleases 50% or more of the Premises, and (ii) an assignee permitted under a Permitted Assignment.

(b)          Relocation/Modification of Shared Work Area. Landlord shall have the right at any time and from time to time in the exercise of its sole and absolute subjective discretion to reconfigure, relocate, or modify the Shared Work Area and to revise, expand, suspend, terminate, or discontinue any of the Shared Work Systems. Landlord shall provide reasonable notice to Tenant of the relocation, suspension, termination, or discontinuance of any Shared Work Systems as long as Landlord has actual knowledge of any such relocation, suspension, termination, or discontinuance.

(c)          Interference. Tenant shall use the Shared Work Area and the Shared Work Systems in a manner that will not interfere with the rights of any tenants or occupants in the Building or users of the Shared Work Area or the providers of the services associated with the Shared Work Systems. Landlord assumes no responsibility for enforcing Tenant’s rights or for protecting the Shared Work Area from any person or entity, including, but not limited to, other tenants or occupants of the Building or users of the Shared Work Area.

(d)          Limitations. Landlord’s sole obligation for providing the Shared Work Systems shall be: (A) to provide the Shared Work Systems as is determined by Landlord in the exercise of its sole and absolute subjective discretion, and (B) to contract with one or more third parties to maintain the Shared Work Systems that are deemed by Landlord in the exercise of its sole and absolute subjective discretion to need periodic maintenance in accordance with the manufacturer’s or supplier’s standard guidelines or otherwise. During any period of replacement, repair, or maintenance of the Shared Work Systems when they are not operational (including, but not limited to, any delays thereto due to the inability to obtain parts or replacements), Landlord shall have no obligation to provide Tenant with alternative, supplemental, temporary, or back-up Shared Work Systems. Tenant acknowledges and agrees that, because the Shared Work Area and Shared Work Systems are provided for the benefit of all tenants and users of the fourth and fifth floors of the Building, Landlord may reduce the Shared Work Area and/or Shared Work Systems and/or the resources therein from time to time in response to a lack of usage by such tenants or obsolescence or similar reasons and users and may increase, replace or otherwise modify the Shared Work Area and/or Shared Work Systems and/or resources therein from time to time in response to the needs of such tenants and users. Landlord shall have no liability for any such reduction, increase, replacement or modification of the Shared Work Area and/or Shared Work Systems, and none of the foregoing shall reduce the Base Rent payable by Tenant hereunder. Tenant acknowledges and agrees that increases, replacements and/or modifications of the Shared Work Area and/or Shared Work Systems may result in an increase in Operating Expenses (SWA), and Tenant agrees to pay Tenant's Share (SWA) of any such increase in accordance with Section 47(h) below. The terms and provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

(e)          No Warranties. Landlord makes no warranties of any kind, express or implied, with respect to the Shared Work Area and Shared Work Systems, and Landlord disclaims any such warranties. Without limiting the foregoing, Tenant expressly acknowledges and agrees that Landlord does not guaranty or warrant that the Shared Work Systems will be operational at all times, will be of sufficient capacity to accommodate Tenant’s use thereof, will be free of Hazardous Materials, or will function or perform adequately, and Landlord shall not be liable for any damages resulting from the failure of the Shared Work Systems.

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(f)          Other Lease Provisions. Although the Shared Work Area does not form a part of the Premises, the provisions of this Lease (A) governing Tenant’s use, operation, and enjoyment of the Premises, (B) imposing obligations on Tenant for matters occurring in, on, within, or about the Premises or arising out of the use or occupancy of the Premises (including, but not limited to, those obligations relating to insurance, indemnification, Hazardous Materials Clearance, and environmental requirements triggered by Tenant’s use of the Shared Work Area), and (C) limiting Landlord’s liability, shall apply with equal force to Tenant’s use of the Shared Work Area and the Shared Work Systems.

(g)          Termination. If Tenant Defaults in its obligations under this Section 47, Landlord shall have the right, in addition to any other rights and remedies available to Landlord for a Default by Tenant, to terminate immediately Tenant’s license to use the Shared Work Area. The expiration or earlier termination of this Lease shall automatically terminate the license hereby granted to Tenant to so use the Shared Work Area.

(h)          Shared Work Area Operating Expenses.

(i)          Shared Work Area Operating Expense Payments. Landlord shall deliver to Tenant an Annual Estimate of Operating Expenses (SWA) for each calendar year during the Term, which may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord, as Additional Rent hereunder, an amount equal to 1/12th of Tenant's Share (SWA) of the Annual Estimate of Operating Expenses (SWA). Payments for any fractional calendar month shall be prorated.

(ii)         The term “Operating Expenses (SWA)” means all costs and expenses of maintaining, repairing, replacing and operating the Shared Work Area and the Shared Work Systems incurred or accrued each calendar year by Landlord and Tenant with respect to their respective shares.

(iii)        Each Annual Statement shall include (a) the total and Tenant's Share (SWA) of actual Operating Expenses (SWA) for the previous calendar year and (b) the total of Tenant’s payments in respect of Tenant's Share (SWA) of actual Operating Expenses (SWA) for such year. If Tenant's Share (SWA) of actual Operating Expenses (SWA) for such year exceeds Tenant’s payments of Tenant's Share (SWA) of Operating Expenses (SWA) for such year, then the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant's payments of Operating Expenses (SWA) for such year exceed Tenant's Share (SWA) of actual Operating Expenses (SWA) for such year, then Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Operating Expenses (SWA) for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

48.         Miscellaneous.

(a)          Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

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(b)          Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)          Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease. Each such memorandum shall include such matters as may be required by the Register of New York County or Section 291-c of the Real Property Law of the State of New York to be included therein so as to permit the same to be recorded.

(d)          Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(e)          Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(f)          Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(g)          Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(h)          Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

49.         Landlord Consent.

(a)          If, pursuant to the terms of this Lease, any consent or approval by Landlord or Tenant is not to be unreasonably withheld or is subject to a specified standard, then in the event of a final determination that the consent or approval was unreasonably withheld or that such specified standard has been met (such that the consent or approval should have been granted), the consent or approval shall be deemed granted but the granting of the consent or approval shall be the only remedy to the party requesting or requiring the consent or approval.

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(b)          If any matter which is the subject of a request for consent or approval hereunder by Tenant requires the consent or approval by any Superior Party under the Superior Instruments (including, by way of example, proposed Alterations), Tenant shall submit in writing such request (together with any plans, specifications or other materials or documents necessary or appropriate in connection therewith) to Landlord, and Landlord shall, provided Tenant is not then in monetary or material non-monetary default hereunder, in each instance, beyond the expiration of any applicable notice and/or cure period, promptly forward such request to such of the foregoing parties from whom consent is required and otherwise cooperate reasonably with Tenant in requesting and seeking to obtain such required consent; and, in any such case, Landlord shall in no event be deemed to have unreasonably withheld or delayed any such request for consent or approval if any of the foregoing parties shall fail to respond to such request (unless such failure is deemed to constitute consent under the applicable Superior Instrument) or shall deny same. If Landlord shall so determine that any such matter requires the consent or approval of any of the foregoing parties, Landlord shall use good faith reasonable efforts to obtain from such parties such consent or approval (but without any obligation to pay any fee to such party unless Tenant agrees to pay the same); provided that Tenant shall submit to Landlord, upon Landlord’s request therefor, all plans, specifications or other materials, information or documentation as may be reasonably required by such parties, under the Superior Instruments in connection with each such parties’ respective consideration of such request. Tenant shall pay to Landlord, within thirty (30) days after demand therefor, as Additional Rent, all actual out-of-pocket fees, charges or other expenses Landlord may incur arising out of any such request for consent or approval. In no event shall Tenant communicate (other than through Landlord) with any Superior Party in respect of any Alterations or any other matter pertaining to this Lease.

50.         Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

51.         Internet Service. It is currently anticipated that wireless internet service (“Internet Service”) will be available in the Common Areas and Open Space in the Project. In the event that Internet Service is so available, Tenant shall have the right, on a non-exclusive basis in common with other tenants and users of the Project, to use such Internet Service, subject to the further terms of this Section 51.

(a)          Tenant acknowledges that Landlord is not the generator of Internet Service and that the availability and quality of Internet Service consequently is subject to the provision of the same to the Project by the third party provider(s) responsible for delivering same to the Project. Landlord shall have no liability for the availability, capacity, quality, continuity or character of service of Internet Service, and no abatement of Rent or other penalty shall arise due to, nor shall Landlord have any liability due to any loss, cost, claim, damage or expense arising from the availability, capacity, quality, continuity or character of service of Internet Service or any interruption, deterioration or removal of Internet Service. Tenant acknowledges that the capacity of Internet Service available for use by Tenant (if any) is part of the overall capacity of Internet Service available to the Project for use on a non-exclusive basis in common with all other tenants at the Project. Tenant agrees to limit Tenant's use of Internet Service to Tenant's reasonable share of the then-existing capacity of Internet Service, and Tenant shall not use Internet Service in a manner that interferes with any other tenant’s or user's use of such Internet Service.

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(b)          By accessing or using Internet Service, Tenant accepts and agrees to comply with all terms and conditions applicable thereto (including any modifications and/or additions thereto provided in connection with accessing or using Internet Service from time to time).

(c)          Tenant acknowledges and agrees that all information (including, without limitation, data files, written text, computer software, music, audio files or other sounds, photographs, graphics, videos or other images) which Tenant may have access to as a part of, or through Tenant's use of, Internet Service (collectively, “Content”) is the sole responsibility of the person from whom such Content originated. Tenant acknowledges and agrees that by using Internet Service, Tenant may be exposed to Content that Tenant may find offensive, indecent or objectionable, and Tenant uses the Internet Service at its own risk. Landlord and any third party provider(s) responsible for delivering Internet Service to the Project reserve the right (but shall have no obligation) to pre-screen, review, flag, filter, modify, refuse or remove any or all Content from the Internet Service. Landlord does not control the Content posted via the Internet Service and, as such, does not guarantee the accuracy, integrity, or quality of such Content. Under no circumstances shall Landlord or any Superior Parties be liable in any way for any Content, including, without limitation, any errors or omissions in any Content, or for any loss or damage arising out of or in connection with Tenant's use of the Internet Service (including, without limitation, damages for loss of use, lost profits or loss of data or information of any kind).

(d)          Tenant is solely responsible for maintaining Tenant's account for the use of Internet Service, and Tenant is fully responsible for all activities that occur under Tenant's account and in connection with Tenant's use of the Internet Service. Tenant agrees to notify Landlord and any third party provider(s) responsible for delivering Internet Service to the Project immediately of any unauthorized use of Tenant's account or any other breaches of security of which Tenant becomes aware. Tenant is solely responsible for, and shall indemnify, defend, and hold harmless Landlord and the Superior Parties for, any Content created, uploaded, posted, emailed, transmitted, displayed or otherwise made available by Tenant via the Internet Service and for any and all consequences of Tenant's use of the Internet Service (including, without limitation, any loss or damage suffered by Landlord or any Superior Parties arising therefrom or in connection therewith).

(e)          Tenant agrees not to use the Internet Service to:

(i)          upload, post, email, transmit or otherwise make available any Content that is unlawful, harmful, threatening, abusive, harassing, tortious, defamatory, vulgar, obscene, libelous, invasive of another's privacy, hateful, or racially, ethnically or otherwise objectionable;

(ii)         harm minors in any way;

(iii)        impersonate any person or entity or falsely state or otherwise misrepresent Tenant's affiliation with a person or entity;

(iv)        forge headers or otherwise manipulate identifiers in order to disguise the origin of any Content transmitted through the Internet Service;

(v)         upload, post, email, transmit or otherwise make available any Content that Tenant does not have a right to make available under any law or under contractual or fiduciary relationships (such as inside information, proprietary and confidential information learned or disclosed as part of employment relationships or under nondisclosure agreements);

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(vi)        upload, post, email, transmit or otherwise make available any Content that infringes any patent, trademark, trade secret, copyright or other proprietary or intellectual property rights of any party;

(vii)       upload, post, email, transmit or otherwise make available any unsolicited or unauthorized advertising, promotional materials, “junk mail,” “spam,” “chain letters,” “pyramid schemes,” or any other form of solicitation, except in those areas (such as shopping) that are designated for such purpose;

(viii)      upload, post, email, transmit or otherwise make available any material that contains software viruses or any other computer code, files or programs designed to interrupt, destroy or limit the functionality of any computer software or hardware or telecommunications equipment;

(ix)         disrupt the normal flow of dialogue, cause a screen to “scroll” faster than other users of the Internet Services are able to type, or otherwise act in a manner that negatively affects other users' ability to engage in real time exchanges;

(x)          interfere with or disrupt the Internet Services or servers or networks connected to the Internet Services, or disobey any requirements, procedures, policies or regulations of networks connected to the Internet Services, including using any device, software or routine to bypass our robot exclusion headers;

(xi)         intentionally or unintentionally violate any applicable local, state, national or international law, including, but not limited to, regulations promulgated by the U.S. Securities and Exchange Commission, any rules of any national or other securities exchange, including, without limitation, the New York Stock Exchange, the American Stock Exchange or the NASDAQ, and any regulations having the force of law;

(xii)        provide material support or resources (or to conceal or disguise the nature, location, source, or ownership of material support or resources) to any organization(s) designated by the United States government as a foreign terrorist organization pursuant to Section 219 of the Immigration and Nationality Act;

(xiii)       “stalk” or otherwise harass another; or

(xiv)      collect or store personal data about other users in connection with the prohibited conduct and activities set forth in clauses (i) through (xiii) above.

(f)          Tenant acknowledges, consents to and agrees that Landlord and/or any third party provider(s) responsible for delivering Internet Service to the Project may access, preserve and disclose Tenant's account information associated with the Internet Service if required to do so by applicable Legal Requirements or in a good faith belief that such access, preservation or disclosure is reasonably necessary to (i) comply with legal process, (ii) comply with the directives of law enforcement officials, (iii) enforce the provisions of this Section 51 and/or the terms and conditions applicable to the Internet Service from time to time, (iv) respond to claims that any Content violates the rights of third parties, (v) respond to Tenant's requests for customer service, and/or (vi) protect the rights, property or personal safety of Landlord, the Superior Parties, any third party provider(s) responsible for delivering Internet Service to the Project, any users of Internet Service, any tenants or other occupants of the Project and the public.

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(g)          Tenant acknowledges and agrees that the Internet Service may include security components that permit digital materials to be protected, and that the use of these materials is subject to such usage rules as may be set by Landlord, any third party provider(s) responsible for delivering Internet Service to the Project, and/or any Content provider(s). Tenant shall not attempt to override or circumvent any of such usage rules, and any unauthorized reproduction, publication, further distribution or public exhibition of the materials provided on the Internet Service, in whole or in part, is strictly prohibited.

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

IMMUNE PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Dr. Daniel Teper
Name:	Dr. Daniel Teper
Title:	Chief Executive Officer

LANDLORD:

ARE-EAST RIVER SCIENCE PARK, LLC,
a Delaware limited liability company

By:	/s/ ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
Name:	a Delaware limited partnership,
Title:	managing member

	By:	/s/ ARE-QRS CORP.,
	Name:	a Maryland corporation,
	Title	general partner

By:
Its: